EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-72508, 333-95765, 333-37641, 033-85766 and 333-117407 of Micro Component Technology, Inc. and Subsidiaries (the Company) on Form S-8 and Registration Statement Nos. 333-124762, 333-104590, 333-108072 and 333-115125 on Form S-2, and Registration Statement No. 333-133276 on Form S-1 of our report on the Company’s 2005 and 2004 financial statements dated February 3, 2006, (except for Note 12, as to which the date is February 17, 2006), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. and Subsidiaries for the year ended December 31, 2006.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, MN
March 30, 2007